Exhibit 10.17

(English Translation)

Lease Agreement

Landlord: Zhongshan Weiling Textile Limited (“Landlord”)
Lessee: MenQ Technology Limited (“Lessee”)

Both parties entering into this Lease Agreement upon bilateral consents and shall comply with the terms hereunder.

1.

Condition of rented facility

The facility rented is located in original Wei Lin textile factory in Zhen Nan Road, South District, Zhongshan City. The construction area is 4360 square meters. Landlord is willing to lease floors 2-4 and part of floor 1 of the factory, construction area of 4360 square meters for first year and lease the same location with construction area of 5232 square meters for the second and third year to Lessee for the usage of office, storage and setting up factories.

2.

Term of lease

The lease term starts from April 12, 2009 to April 11, 2012, a total of 3 years. Among which from January 12, 2009 to April 11, 2009, 3 months in total is the decoration period granted to Lessee. The decoration period starts from the date, which Landlord deliver the rented area (4360 square meters in total) to Lessee. Lessee enjoys free rent for the decoration period.

3.

Rent and management fee

The rent for the first year (including the management fee) is RMB 6/square meter/month, in total of RMB 26,160 (including management fee of the public security, public green, public sanitation, and lighting extra). The rent for the second and third year would be RMB 9/square meter, in total of RMB 47,088 as the renewal (Including management fee). Landlord shall provide official rent receipt to Lessee every month.

During the term of lease, in the case of change of market price, both parties can adjust standard of the rent and management fee. Except that, Landlord shall not adjust rent or management fee for any reason.

4.

Payment

The rent shall be settled on a monthly basis and shall be paid by Lessee to Landlord before 10th of each month. The past due would be charged for 1 per thousand daily penalties. Landlord shall issue lease tax official receipt to Lessee every month (refer to supplemental agreement for details).

5.

Landlord shall deliver to Lessee the rented facilities in current condition. In the case that Lessee intents to change the structure of the facility, it shall inform Landlord in writing and is able to reconstruct the rented facilities upon Landlord’s approval. Lessee shall bear the cost of decoration and adding new equipments and facilities. Landlord shall provide water, which is needed for decoration and power interface. Lessee bears the cost for re-equip water and electricity pipelines and the cost for water and electricity incurred for decoration. Regarding the partial furniture delivered by Landlord, lessee shall keep properly and shall not use for other purposes or deal with them alone except landlord grand lessee to do so in written.

6.

Lessee shall obtain all necessary licenses and approvals for independent operation in accordance to law. It shall not conduct any illegal operation. In the case that there is any missing license or approval or, other event violating the law, all the damages caused from such shall be bored by Lessee.

7.

Landlord shall assist the government of South district in the application to increase the electricity supply to 630KW as the basis equipped facility and shall process the necessary procedures. The related cost for such increment shall be borne by the government of South district. Lessee shall bear the electricity damage cost of transformer. Landlord must promise the completion of such construction prior to May 1st , 2009 to ensure that lessee is able to use it normally.

8.

Lessee shall bear office, water, electricity, telephone, internet and cable TV costs generated from operation. Landlord and the government of South District shall assist lessee to set up independent account with related department separating from Technology Park in order to provide tax receipts accordingly.

9.

Factories established by Lessee shall pass the evaluation and consent for environment protection and shall not cause any pollution. In the case of pollution, Lessee would bear the penalty of pollution and other economy and legal responsibilities arising from such.

10.

Lessee shall bear the responsibilities for restructure of fire control facility and examination of the fire control for the factories set up by lessee inside of Technology Park. Landlord shall assist in providing related proven materials if necessary.

11.

Lessee shall bear the cost of salaries, social security, welfare and security for production extra for staffs hired by Lessee. These staff shall obey the standard of management and accept the security, birth control, fire control and non-residential staff extra.

12.

In the case that Lessee requests Landlord to provide dinning and dormitory service, Landlord shall arrange such services if possible. The fee for this service shall be charged in accordance with relevant standard and borne by Lessee or staff of Lessee.

13.

In the case that Lessee cannot lease anymore, Lessee should notify Landlord two months in advance. Lessee shall recover original, keep completeness of structure. All deposit from Lessee shall not be returned in the case of violation of article 12 described above (except for force majeure). Lessee shall have first right to renew the lease upon expiration.

14.	Both parties shall discuss further in the case of pending matter upon execution of this agreement.

15.	This agreement shall be made out in duplicate and effective upon signature and stamped by both parties. Both parties shall hold one copy each other.

Landlord (signature and stamp)
Authorized representative:
Tel
Date: 01/28/2009/
Lessee(signature and stamp) Authorized representative:
Tel:
Date: 01/28/2009/